UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): April 28, 2010

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

The disclosure in Item 8.01 below is incorporated into this Item 7.01 by reference.

Item 8.01  Other Events.

On April 15, 2010, the Company issued a press release titled “Repros Announces Compliance with NASDAQ Minimum Stockholders' Equity Requirement” related to the information described in Item 3.01 of the Form 8-K filed on the same date.  Pursuant to a request from Nasdaq, the Company sets forth below certain unaudited financial information on which it relied to believe it has met the minimum stockholder equity requirement necessary to regain compliance with Nasdaq's Marketplace Rules.

The financial information provided below is unaudited as of the date of this report and may change upon the Company's year-end audit.

Certain unaudited balance sheet information as of April 26, 2010
Cash and cash equivalents	$4,027,875
Accounts payable and accrued expenses	$1,420,350
Stockholders' equity	$3,756,367

The Company was able to increase its unaudited stockholders' equity through the sale of shares of its common stock as a result of its ongoing offering of such shares pursuant to the Equity Distribution Agreement between the Company and Ladenburg Thalmann & Co. Inc. dated February 12, 2010.  The Company notes that continued listing on The Nasdaq Stock Market is contingent upon a determination by NASDAQ that the Company has met all applicable continued listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: April 28, 2010

	By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer